UNITED STATES
		       SECURITIES AND EXCHANGE COMMISSION
			    Washington, D.C.  20549

				  SCHEDULE 14A
				 (RULE 14a-101)

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

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	14a-6(e)(2))
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                             Forgent Networks, Inc.
                    108 Wild Basin Road, Austin, Texas 78746


		(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


              The Red Oak Fund, LP, a Delaware limited partnership;

     Pinnacle Fund, LLLP, a Colorado limited liability limited partnership;

       Bear Market Opportunity Fund, L.P., a Delaware limited partnership;

          Pinnacle Partners, LLC, a Colorado limited liability company;

          Red Oak Partners, LLC, a New York limited liability company;

                                 David Sandberg.

    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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

   Pinnacle Fund and Red Oak Partners Announce Important News About Red Oak's Proxy and Voting Information, Comment on Asure Software Verdict and Plan to
                           Issue Stockholder Letter


New York, New York, August 4, 2009. Pinnacle Fund ("Pinnacle") and Red Oak Partners ("Red Oak") disclosed that on Thursday, July 30, Red Oak filed its definitive proxy statement, for the August 28, 2009 annual meeting of Asure Software, Inc. ("ASUR") which is being mailed this week. ASUR shareholders are encouraged to read the detailed Pinnacle statement in order to make an informed decision regarding the upcoming director election. Pinnacle's slate is highly qualified and Pinnacle asks shareholders who are similarly outraged with ASUR's directors to vote FOR its slate, to throw ASUR's proxy and proxy card away, and to disregard any attempts by ASUR to elicit votes for the incumbent board by phone despite the incessant calling by ASUR's solicitors - Pinnacle and Red Oak believe ASUR's directors are desperately attempting to entrench themselves and that Pinnacle's proxy contains valuable information about their past history as well as what Red Oak wants. Red Oak's proxy materials can be found at www.ourmaterials.com/pinnaclefund. In addition ASUR shareholders are encouraged to contact MacKenzie Partners, Inc. at 800-322-2885, 212-929-5500 or via email at proxy@mackenziepartners.com with any questions or for assistance in voting their shares.

Pinnacle also commented on the recent verdict against ASUR announced on July 28, which imperils a substantial portion (Pinnacle believes nearly half or possibly more) of ASUR's cash balance because a jury ruled that ASUR's management and Board breached a contract with its former outside counsel, Jenkens and Gilchrist. Substantial attorney's fees and interest income were also awarded to Jenkens (though ASUR has not informed shareholders how much it spent on its own attorneys fees in this case). "We are greatly disappointed with the continuation of material losses which we believe are directly attributable to decisions made by ASUR's Board under the direct leadership of ASUR's Executive Chairman Richard Snyder," stated David Sandberg, Pinnacle's portfolio manager. "Shareholders have suffered substantially from these losses, and Mr. Snyder's recent claims that ASUR is a 'start-over' (direct quote, ASUR May 27 press release) confirm that these tens of millions in losses occurred for absolutely no future benefit and instead solely reflect destruction of shareholder value. It is time for a change."

Red Oak and Pinnacle believe that Asure's responses to date to Red Oak's offers to resolve the ongoing proxy dispute suggest ASUR's willingness to continue to expend Company resources to preserve themselves in office. Pinnacle reiterates that it has nominated a slate it cannot control and has no desire to dominate the Company.

Because of these developments, Pinnacle and Red Oak will be issuing a supplemental letter to stockholders when it mails its proxy materials. This letter and supporting documentation will also be available on Pinnacle's web site shown above.

Pinnacle and Red Oak also commented on ASUR's July 24 press release by noting that the judge specifically denied ASUR any expedited discovery in his ruling, which ruling was reaffirmed today when ASUR again attempted to seek such discovery. Pinnacle believes that ASUR's entire litigation reflects an effort by its Directors to entrench themselves, attempt to "price" any opposing parties out through excessive legal bills, and is a continuation of litigation-heavy tactics favored by ASUR under the direct leadership of Richard Snyder and ASUR's Directors. Pinnacle notes that these tactics have clearly only served to hurt shareholders and shareholder value while ASUR's Directors and Management have simultaneously earned significant compensation for years in the face of these shareholder losses. Pinnacle further notes that ASUR's switch from its initial claim that Pinnacle seeks to liquidate the company and its serial filings of motions for expedited discovery reinforce this impression - if ASUR was sincere in its claims it would have raised its issues months ago.

Pinnacle and Red Oak ask shareholders to vote FOR their slate by completing and returning the BLUE proxy which they will receive in the mail or by contacting MacKenzie Partners, Inc. at 800-322-2885, 212-929-5500 or via email at proxy@mackenziepartners.com with any questions or for assistance in voting their shares.. If you have further questions please contact David Sandberg at (212) 614-8952 or dsandberg@redoakpartners.com.

Important Information
Pinnacle Fund, LLLP ("Pinnacle") and Red Oak Partners LLC ("Red Oak") filed a definitive proxy statement with the Securities and Exchange Commission on July 30, 2009, in connection with the annual meeting of stockholders of Forgent Networks, Inc. (the "Company") to be held on August 28, 2009. Stockholders are strongly advised to carefully read Pinnacle's definitive proxy statement, as it contains important information. Pinnacle and certain other persons are deemed participants in the solicitation of proxies from stockholders in connection with the annual meeting of stockholders. Information concerning such participants is available in Pinnacle's definitive proxy statement. Stockholders may obtain, free of charge, copies of Pinnacle's definitive proxy statement and any other documents Pinnacle files with or furnishes to the Securities and Exchange Commission in connection with the annual meeting of stockholders at www.sec.gov by selecting "Search" at the top right and then typing "forgent" into the box asking for the Company Name, and through the following website: www.ourmaterials.com/pinnaclefund.